Exhibit (12)(a)

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
(In thousands)	2003		2002
EXCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations	$353,773		248,622
Fixed charges, excluding capitalized interest	6,460		10,546

Earnings (A)	$360,233		259,168

Interest, excluding interest on deposits	$6,460		10,546
One-third of rents	—		—
Capitalized interest	—		—

Fixed charges (B)	$6,460		10,546

Consolidated ratios of earnings to fixed charges, excluding interest on deposits (A)/(B)	55.76	x	24.58

INCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations	$353,773		248,622
Fixed charges, excluding capitalized interest	6,460		10,546

Earnings (C)	$360,233		259,168

Interest, including interest on deposits	$6,460		10,546
One-third of rents	—		—
Capitalized interest	—		—

Fixed charges (D)	$6,460		10,546

Consolidated ratios of earnings to fixed charges, including interest on deposits (C)/(D)	55.76	x	24.58

Since the amount of fixed charges for the year ended December 31, 2001, are not material, the related consolidated ratios to fixed charges are not meaningful, and therefore have been omitted from this Exhibit.